Exhibit 99.2
News Release



Contact:  Douglas Poretz
          The Poretz Group.
          1-703-506-1778

          John Parsons
          Micro-Integration Corp.
          1-800-600-6448 Ext. 820


             Micro-Integration Will Restate Prior Quarter Earnings

FROSTBURG, MD -- February 6, 1997 -- Micro-Integration Corp. (MI) (NASDAQ: MINT) today announced that is has discovered errors in certain of its previously published unaudited quarterly financial statements that will require the Company to restate its financial results for the quarters ended June 30, 1996, and September 30, 1996.

Chairman and CEO John Parsons said that results for the December quarter, the third quarter of the Company's 1997 fiscal year, will be issued next week, at which time the Company will also schedule a conference call for investors. Parsons said he expects that the Company will report a loss of approximately $0.10 per share for the quarter. Parsons further said that he believes that with accurate financial information the Company's expense reduction program could have reduced the loss for the quarter ended December 31.

Parsons said that the quarter ended June 30, 1996 will be restated to reflect a loss of $0.07 per share compared to a previously reported profit of $0.02 per share. He also said the quarter ended September 30, 1996, will be restated to reflect a loss of $0.17 per share, compared to a previously reported loss of $0.08 per share.

"This need to restate quarterly results is especially disconcerting given that our strategy to increase revenues appears to be working," Parsons said. He said that revenues for the quarter ended December 31, 1996, will show "a substantial gain of about 40%" compared to the same quarter last year, and "about 60%" over the prior quarter. He also said that January 1997 sales reached approximately $1.3 million, the strongest sales month in the Company's history. "Much of this revenue growth is the result of the careful and successful integration of our recent acquisitions. It is unfortunate that these positive signs are being tempered by accounting errors related to items such as the previously announced closure of our Belgian subsidiary, schedules for depreciation and amortization, booking of pre-paid expenses, and bad debt."

Parsons said that upon the initial discovery of accounting discrepancies, the Company's CFO, Christopher J. Burgess, was asked to resign; the Company's former CFO, Kenneth R. Tressler, was called upon to review the accounting process; and the auditors and legal counsel were asked to make independent assessments of the matters.

Except for historical information, the matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected including the timely development and acceptance of new products and price competition. The Company assumes no obligation to update the information in this release.

Micro-Integration Corp. offers systems integration, consultation, and Internet/Intranet services to organizations that want to use information technology as a strategic business tool. MI specializes in providing high-quality products and services that help customers take advantage of



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distributed computing and downsizing applications from IBM host-based systems to client-server and PC-based systems.